Provident New York Bancorp Announces First Quarter 2012 Earnings of $0.15 per Diluted Share

MONTEBELLO, NY -- (Marketwire - January 23, 2012) - Provident New York Bancorp (NYSE: PBNY), the parent company of Provident Bank, today announced first-quarter results for the period ended December 31, 2011. Net income for the quarter was $5.7 million, or $0.15 per diluted share, compared to net income of $6.7 million, or $0.18 per diluted share for same quarter last year and a net loss of $493,000, or $(0.01) per diluted share for the linked quarter ended September 30, 2011.

President's Comments
Jack Kopnisky, President and CEO, commented, "We are starting to see the positive financial impact from the implementation of our new strategies. I continue to be encouraged by our commercial loan originations, which were $186.7 million for the first quarter, up $39.4 million over the linked quarter. The commercial loan approved pipeline is up over 40 percent compared to the same quarter of last year. Our Westchester pipeline is now over one third of the total compared to 10 percent a year ago. Our expansion late last year in Bergen County accounts for almost 5 percent of the pipeline. We are excited about our recently announced strategic expansion into New York City and have brought on several teams to begin implementation of our strategy in that market. This, along with our recently announced acquisition of Gotham Bank, will enable us to continue to execute Provident's growth strategies. While we have seen improvements in financial performance in the first quarter, there is still work to be done as we realize the full implementation of our growth, expense control and risk mitigation strategies."

As a reminder, Provident New York Bancorp will host a conference call on January 24, 2012, at 10 AM EST to discuss the Company's first quarter results. Interested parties are invited to listen in by dialing 1-866-551-3680 and entering PIN number 52606203#. Accompanying slides will be available on the Company's website www.providentbanking.com.

Key items for the quarter

  Earnings were $0.13 per diluted share, excluding the after tax effect of securities gains and other than temporary impairment credit losses, the fair value adjustment of interest rate caps, severances, and merger related expenses associated with the pending acquisition of Gotham Bank. This compares to $(0.01) for the linked quarter and $0.11 for comparable quarter last year. We believe these adjustments afford investors a better understanding of our core banking operations, and align more closely to the views of the investment community, which tends to adjust for the more variable components of income.
  Provisions for loan losses were $2.0 million for the quarter compared to $8.8 million for the linked quarter, and $2.1 million for the same quarter last year.
  Commercial loan originations were $186.7 million compared to $147.3 million for the linked quarter and $127.7 million for the same quarter last year.
  Net charge-offs of $1.6 million are down $8.6 million from the linked quarter and down $285,000 from the same quarter last year.
  Non-performing loans, a subset of substandard loans, increased to $45.9 million, up $5.3 million from the linked quarter and are up $9.7 million over the same quarter in the prior year (see credit quality section for additional discussion).

Net Interest Income and Margin
First quarter fiscal 2012 compared with first quarter fiscal 2011
Net interest income was $23.2 million for the first quarter of fiscal 2012, relatively unchanged from the same quarter of fiscal 2011. The current quarter was negatively affected by non-accrual interest on non-performing loans net of prepayment fees, which reduced interest income on loans by $384,000 in the first quarter of 2012 and $83,000 in the first quarter of 2011. The tax-equivalent yield on investments increased 14 basis points and loan yields were down 34 basis points compared to the first quarter fiscal 2011. As a result, the yield on interest-earning assets declined 28 basis points. For the first fiscal quarter of 2012 compared to the first quarter of fiscal 2011, the cost of deposits decreased 9 basis points to 0.23 percent, and the cost of borrowings increased by 16 basis points to 3.65 percent as a result of a change in mix between short term and long term funding. The resulting net interest margin on a tax-equivalent basis was 3.54 percent for the first quarter of fiscal 2012, compared to 3.66 percent for the same period a year ago. An increase of $73.9 million in the average cash balance at the Federal Reserve in the first fiscal quarter of 2012 compared to the same period last year resulted in a depression of net interest margin of 10 basis points for the first quarter of fiscal 2012. The increase in the average balance is related to the slow exit of municipal tax deposits received at September 30, 2011. There was no effect on net interest margin as a result of the Federal Reserve balance for the first fiscal quarter of 2011.

First quarter fiscal 2012 compared with linked quarter ended September 30, 2011
Net interest income for the quarter ended December 31, 2011 increased compared to the linked quarter ended September 30, 2011 by $447,000 or 1.96% to $23.2 million. The tax-equivalent net interest margin decreased 4 basis points from 3.58 percent in the linked quarter. The cash balance increase at the Federal Reserve depressed net interest margin by 10 basis points for the first quarter of 2012 compared to 2 basis points for the linked quarter. The overall yield on loans decreased 9 basis points to 5.13 percent. The current quarter was negatively affected by declining yields on commercial real estate originations. This was partially offset by a decrease in the non-accrual interest on non-performing loans net of prepayment fees of $384,000 in the first fiscal quarter of 2012 compared to $630,000 in the linked quarter. The yield on the investment portfolio increased 15 basis points. The overall yield on earning assets decreased 7 basis points to 4.26 percent. The cost of deposits declined 3 basis points, reflecting the already low level of deposit pricing. The average cost of borrowings decreased 4 basis points.

Noninterest Income
First quarter fiscal 2012 compared with first quarter fiscal 2011
Noninterest income totaled $7.2 million for the first quarter, a decrease of $2.7 million over the first quarter of fiscal 2011. The primary drivers of the decrease were lower gains on sales of securities of $2.0 million, a decrease of $2.2 million compared to $4.2 million and a fair value gain on interest rate caps in the first fiscal quarter of 2011. Further, lower other loan fees, gains on loan sales and lower title insurance fees also contributed to the decrease.

First quarter fiscal 2012 compared with linked quarter ended September 30, 2011
Noninterest income decreased $1.9 million on a linked quarter basis, mainly due to lower gains on the sale of securities of $2.0 million, a decrease of $2.5 million compared to $4.5 million for the linked quarter.

Noninterest Expense
First quarter fiscal 2012 compared with first quarter fiscal 2011
Noninterest expense decreased $548,000, when compared to the first quarter fiscal 2011. Lower employee benefits of $319,000 were offset by severance costs of $375,000 and new hires in executive management. Marketing and consulting costs declined by $340,000 and $306,000, respectively. These expense reductions were offset in part by merger related expense of $247,000 and an increase in real estate owned expense of $289,000.

First quarter fiscal 2012 compared with the linked quarter ended September 30, 2011
On a linked quarter basis, noninterest expense decreased $3.7 million. Decreases were seen in restructuring and defined benefit settlement charges of $3.2 million and real estate owned expense of $472,000. These decreases were offset in part by an increase in compensation due to bonus accrual of $700,000 in first fiscal quarter of 2012 compared to a credit of $408,000 in the linked quarter resulting from the reversal of the bonus accrual for fiscal year 2011.

Income Taxes
The Company recorded income tax expense for the first quarter of 2012 at an effective rate of 26 percent compared to 31 percent for the same period in fiscal 2011 due to the increased effect of BOLI income and larger tax-exempt municipal security interest relative to pre-tax income.

Credit Quality
Nonperforming loans increased to $45.9 million at December 31, 2011 from $40.6 million at September 30, 2011. The increase is primarily attributable to the ADC portfolio. In particular one relationship of $3.6 million migrated to nonperforming due to delinquency. Plans to resolve the credit are in progress and we expect no additional reserve requirements as a result. The remainder of the increase in the ADC portfolio was spread over four relationships. Net charge-offs for the quarter ended December 31, 2011 were $1.6 million compared to $10.3 million for the linked quarter and $1.9 million for the first quarter of fiscal 2011. Charge-offs resulted primarily from write-downs of residential and commercial real estate in the process of foreclosure. Net charge-offs benefited from recoveries of $1.0 million primarily from the small business Commercial and Industrial portfolio. Our provision was $2.0 million for the current quarter, resulting in an allowance for loan losses of $28.2 million, or 62 percent of non-performing loans at December 31, 2011. This compares to 69 percent at September 30, 2011 and 86 percent at December 31, 2010. Substandard loans at December 31, 2011 were $99.3 million, up from $94.0 million at September 30, 2011, down from $114.9 million at December 31, 2010. The increases from September 30, 2011 were primarily due to downgrades dispersed within the commercial categories. Special mention loans were $18.4 million compared to $23.0 million at September 30, 2011 and $63.6 million at December 31, 2010.

Key Balance Sheet Changes

  The balance sheet declined $53.2 million or 1.7 percent compared to September 30, 2011 due primarily to a decrease in cash and due from banks. September 30, 2011 balances historically reflect deposits of municipal tax collections that are drawn down over time to fund government expenditures.
  Gross loans increased $72.1 million or 4.2 percent from September 30, 2011 levels due entirely to increases in the commercial real estate category. ADC loans continue to trend down, reflecting our desire to end originations of these loans.
  Deposits increased $9.1 million compared to September 30, 2011, excluding municipal and wholesale deposits. Deposits as of September 30, 2011 included approximately $280 million in municipal tax deposits. Wholesale deposits were $11.8 million and $54.9 million at September 30, 2011 and December 31, 2011, respectively.
  Total loan originations during first quarter fiscal 2012 were $231.6 million compared to $180.6 million from the linked quarter. Commercial real estate balances including multi-family loans increased by $105.7 million over September 30, 2011 levels. Securities increased $117.7 million over September 30, 2011 levels, primarily due to purchases of $228.0 million in securities during the first quarter partially offset by sales of $81.6 million with associated gains of $2.0 million.
  Net loan increases of $71.8 million, securities increases of $117.7 million and decreases in net seasonal municipal and wholesale deposits of $170.2 million were funded by $237.8 million in cash and due from banks and an increase of borrowings of $93.5 million from September 30, 2011.

Capital and Liquidity
Provident Bank remained well-capitalized at December 31, 2011 with the Bank's Tier 1 leverage ratio at 8.51% percent. The Company's tangible capital as a percent of tangible assets increased 40 basis points from September 30, 2011 levels to 9.34 percent at December 31, 2011, while tangible book value per share increased to $7.19 from $7.02 at September 30, 2011 (a reconciliation of these Non-GAAP equity ratios are included with the ratios listed on the last page). Total capital increased $6.5 million from September 30, 2011, to $437.7 million at December 31, 2011, due primarily to a net increase of $3.4 million in the Company's retained earnings and a $2.6 million improvement in accumulated other comprehensive income.

Other Information
The Company holds four private label mortgage backed securities with an amortized cost of $5.2 million and an estimated fair value of $4.7 million. Two securities included within this amount have carrying values of $4.2 million after recording an other than temporary impairment charge of $38,000 for the quarter and $113,000 in total. The amortized cost of these securities is $4.7 million. It is not likely that the Company will sell or be required to sell these securities prior to recovery of its amortized cost basis less any applicable current-period credit loss.

About Provident New York Bancorp
Headquartered in Montebello, N.Y., Provident Bank, with $3.1 billion in assets, specializes in the delivery of service and solutions to business owners, their families, and consumers in communities within the greater New York City marketplace through teams of dedicated and experienced relationship managers. Our franchise includes 36 Financial Centers. Provident Bank offers a complete line of commercial, business, and consumer banking products and services. For more information, visit the Provident Bank Web site at www.providentbanking.com.

FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISK FACTORS
In addition to historical information, this earnings release may contain forward-looking statements for purposes of applicable securities laws. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements are subject to numerous assumptions, risks and uncertainties. There are a number of important factors described in documents previously filed by the Company with the Securities and Exchange Commission, and other factors that could cause the Company's actual results to differ materially from those contemplated by such forward-looking statements. The Company undertakes no obligation to publicly release the results of any revisions to those forward-looking statements which may be made to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Financial information contained in this release should be considered to be an estimate pending the filing with the Securities and Exchange Commission of the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 2011. While the Company is not aware of any need to revise the results disclosed in this release, accounting literature may require adverse information received by management between the date of this release and the filing of the 10-Q to be reflected in the results of the fiscal period, even though the new information was received by management subsequent to the date of this release.

                Reconciliation of Non GAAP Adjusted Earnings:

                                                  Quarter Ended
                                           December 31,      September 30,
                                          2011       2010         2011
                                       ---------  ---------  -------------
Net Income (loss)
Net Income (loss)                      $   5,717  $   6,720  $        (493)
Securities net gains and credit
 losses(1)                                (1,159)    (2,496)        (2,535)
Fair value (gain) loss on interest
 rate caps(1)                                  2       (139)           101
Severance (1)                                223          -            209
Merger related expenses (1)                  147          -            151
Restructuring charges(1) (2)                   -          -          2,043
                                       ---------  ---------  -------------
Net adjusted income (loss)             $   4,930  $   4,085  $        (524)
                                       =========  =========  =============

Earnings per common share
Diluted Earnings per common share      $    0.15  $    0.18  $       (0.01)
Securities net gains and credit
 losses(1)                                 (0.03)     (0.07)         (0.07)
Fair value (gain) loss on interest
 rate caps(1)                                  -          -              -
Severance (1)                               0.01          -           0.01
Merger related expenses (1)                    -          -              -
Restructuring charges(1) (2)                   -          -           0.05
                                       ---------  ---------  -------------
Diluted adjusted earnings per common
 share                                 $    0.13  $    0.11  $       (0.01)*
                                       =========  =========  =============

Non-interest income
Total non-interest income              $   7,176  $   9,883  $       9,056
Securities net gains and credit losses    (1,951)    (4,202)        (4,268)
Fair value (gain) loss on interest
 rate caps                                     3       (234)           170
                                       ---------  ---------  -------------
Adjusted non interest-income           $   5,228  $   5,447  $       4,958
                                       =========  =========  =============

Non-interest expense
Total non-interest expense             $  20,721  $  21,269  $      24,382
Severance                                   (376)         -           (352)
Merger related expenses                     (247)         -           (255)
Restructuring charges                          -          -         (2,849)
                                       ---------  ---------  -------------
Adjusted non interest-expense          $  20,098  $  21,269  $      20,926
                                       =========  =========  =============

(1)After marginal tax effect 40.61%
*Rounding
(2)A valuation allowance for $342,000 was established for capital losses related to certain asset write-offs

Provident New York Bancorp and Subsidiaries
CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL CONDITION
(unaudited, in thousands, except share and per share data)

                                                December 31,  September 30,
                                                    2011           2011
                                               -------------  -------------
Assets:
Cash and due from banks                        $      43,687  $     281,512
Total securities                                     967,538        849,884
Loans held for sale                                    2,142          4,176
Loans:
  One- to four-family residential mortgage
   loans                                             385,552        389,765
  Commercial real estate, commercial business      1,008,440        913,279
  Acquisition, development and construction
   loans                                             161,990        175,931
  Consumer loans                                     219,911        224,824
                                               -------------  -------------
      Total loans, gross                           1,775,893      1,703,799
  Allowance for loan losses                          (28,245)       (27,917)
                                               -------------  -------------
      Total loans, net                             1,747,648      1,675,882
Federal Home Loan Bank stock, at cost                 21,789         17,584
Premises and equipment, net                           39,860         40,886
Goodwill                                             160,861        160,861
Other amortizable intangibles                          4,306          4,629
Bank owned life insurance                             57,485         56,967
Foreclosed properties                                  5,625          5,391
Other assets                                          33,225         39,630
                                               -------------  -------------
      Total assets                             $   3,084,166  $   3,137,402
                                               =============  =============
Liabilities:
  Deposits
    Retail                                     $     166,972  $     194,299
    Commercial                                       307,004        296,505
    Municipal                                         14,870        160,422
    Personal NOW deposits                            178,226        164,637
    Business NOW deposits                             33,844         37,092
    Municipal NOW deposits                            98,847        200,773
                                               -------------  -------------
      Total transaction accounts                     799,763      1,053,728
    Savings                                          444,803        429,825
    Money market deposits                            579,955        509,483
    Certificates of deposit                          311,034        303,659
                                               -------------  -------------
      Total deposits                               2,135,555      2,296,695
  Borrowings                                         417,043        323,522
  Borrowings Senior Note                              51,500         51,499
  Mortgage escrow funds and other liabilities         42,386         34,552
                                               -------------  -------------
      Total liabilities                            2,646,484      2,706,268
Stockholders' equity                                 437,682        431,134
                                               -------------  -------------
      Total liabilities and stockholders'
       equity                                  $   3,084,166  $   3,137,402
                                               =============  =============

Shares of common stock outstanding at period
 end                                              37,883,008     37,864,008
Book value per share                           $       11.55  $       11.39

Provident New York Bancorp and Subsidiaries
CONSOLIDATED CONDENSED STATEMENTS OF INCOME (LOSS)
(unaudited, in thousands, except share and per share data)

                                                                 Quarter
                                          Quarter Ended           Ended
                                          December 31,        September 30,
                                        2011         2010          2011
                                    -----------  -----------  -------------
Interest and dividend income:
  Loans and loan fees               $    22,149  $    23,205  $      21,995
  Securities taxable                      3,990        3,530          3,825
  Securities non-taxable                  1,774        1,925          1,786
  Other earning assets                      255          400            211
                                    -----------  -----------  -------------
                                         28,168       29,060         27,817
Interest expense:
  Deposits                                1,313        1,642          1,384
  Borrowings                              3,617        4,234          3,642
                                    -----------  -----------  -------------
Total interest expense                    4,930        5,876          5,026
                                    -----------  -----------  -------------
Net interest income                      23,238       23,184         22,791
Provision for loan losses                 1,950        2,100          8,784
                                    -----------  -----------  -------------
Net interest income after provision
 for loan losses                         21,288       21,084         14,007
Non-interest income:
  Deposit fees and service charges  $     2,790  $     2,767  $       2,727
  Net gain on sales of securities         1,989        4,202          4,519
  Other than temporary loss on
   securities                               (38)           -           (251)
  Title insurance fees                      260          363            275
  Bank owned life insurance                 518          494            514
  Gain on sale of loans                     440          542            166
  Investment management fees                765          743            733
  Fair value gain (loss) on
   interest rate caps                        (3)         234           (170)
  Other                                     455          538            543
                                    -----------  -----------  -------------
Total non-interest income                 7,176        9,883          9,056
Non-interest expense:
  Compensation and benefits              10,549       11,228         10,129
  Stock-based compensation plans            275          279            303
  Merger related expenses                   247            -            255
  Restructuring
   charge(severance/branch
   relocation)                              376            -          3,201
  Occupancy and office operations         3,701        3,635          3,693
  Advertising and promotion                 613          953            677
  Professional fees                         927        1,062          1,147
  Data and check processing                 672          642            718
  Amortization of intangible assets         323          412            338
  FDIC insurance and regulatory
   assessments                              728          768            636
  ATM/debit card expense                    411          393            425
  Foreclosed property expense
   (income)                                 205          (84)           677
  Other                                   1,694        1,981          2,183
                                    -----------  -----------  -------------
Total non-interest expense               20,721       21,269         24,382
                                    -----------  -----------  -------------
Income (Loss) before income tax
 expense                                  7,743        9,698         (1,319)
Income tax (benefit) expense              2,026        2,978           (826)
                                    -----------  -----------  -------------
Net income                          $     5,717  $     6,720  $        (493)
                                    ===========  ===========  =============
Per common share:
  Basic (loss) earnings             $      0.15  $      0.18  $       (0.01)
  Diluted (loss) earnings                  0.15         0.18          (0.01)
  Dividends declared                       0.06         0.06           0.06
Weighted average common shares:
  Basic                              37,252,464   37,552,245     37,332,121
  Diluted                            37,252,464   37,552,245     37,332,245

Selected Financial
 Condition Data:                      Three Months Ended
                   --------------------------------------------------------
(in thousands
 except share and
 per share data)    12/31/11   09/30/11    06/30/11   03/31/11    12/31/10
                   ---------- ----------  ---------- ----------  ----------
End of Period
Total assets       $3,084,166 $3,137,402  $2,976,057 $2,919,291  $2,940,513
Loans, gross (1)    1,775,893  1,703,799   1,685,272  1,684,827   1,699,502
Securities
 available for
 sale                 785,462    739,844     919,805    833,179     869,996
Securities held to
 maturity             182,076    110,040      25,425     28,054      30,425
Bank owned life
 insurance             57,485     56,967      56,454     51,985      51,433
Goodwill              160,861    160,861     160,861    160,861     160,861
Other amortizable
 intangibles            4,306      4,629       4,967      2,857       3,229
Other non-earning
 assets                78,710     85,907      88,321     96,809      94,933
Deposits            2,135,555  2,296,695   2,098,073  2,089,904   1,980,068
Borrowings            468,543    375,021     401,831    379,441     495,783
Equity                437,682    431,134     429,037    420,269     419,642
Other
 comprehensive
 income related to
 investment
 securities
 reflected in
 stockholders'
 equity                15,823     13,604       5,769     (3,146)     (2,932)
Average Balances
Total assets       $3,062,520 $2,978,273  $2,915,988 $2,940,299  $2,961,458
Loans, gross:
 Real estate-
  residential
  mortgage            385,269    398,420     384,582    386,592     400,229
 Real estate-
  commercial
  mortgage            752,325    681,165     648,371    619,145     606,701
 Real estate-
  Acquisition,
  Development &
  Construction        172,155    186,398     198,120    216,914     226,816
 Commercial and
  industrial          203,929    208,181     222,128    229,632     236,390
 Consumer loans       224,422    226,687     228,993    232,712     237,106
Loans total (1)     1,738,100  1,700,851   1,682,194  1,684,995   1,707,242
Securities
 (taxable)            696,293    717,893     688,445    684,834     692,346
Securities (non-
 taxable)             205,366    208,692     208,643    214,634     221,802
Total earning
 assets             2,715,027  2,634,941   2,580,429  2,594,131   2,628,815
Non earning assets    347,493    343,332     335,559    346,168     332,643
Non-interest
 bearing checking     500,621    486,504     464,197    468,031     470,873
Interest bearing
 NOW accounts         398,885    309,729     296,677    338,503     317,876
Total transaction
 accounts             899,506    796,233     760,874    806,534     788,749
Savings (including
 mortgage escrow
 funds)               445,236    461,566     444,913    416,777     405,177
Money market
 deposits             577,387    504,476     529,286    490,215     433,865
Certificates of
 deposit              302,713    371,907     346,903    367,099     406,241
Total deposits and
 mortgage escrow    2,224,842  2,134,182   2,081,976  2,080,625   2,034,032
Total interest
 bearing deposits   1,724,221  1,647,678   1,617,779  1,612,594   1,563,159
Borrowings            392,785    391,391     397,531    420,069     481,939
Equity                431,129    433,841     424,961    419,847     428,900
Selected Operating
 Data:
Condensed Tax
 Equivalent Income
 (Loss) Statement
Interest and
 dividend income   $   28,168 $   27,817  $   27,934 $   27,803  $   29,060
Tax equivalent
 adjustment*              955        962         985      1,024       1,036
Interest expense        4,930      5,026       5,130      5,292       5,876
                   ---------- ----------  ---------- ----------  ----------
  Net interest
   income (tax
   equivalent)         24,193     23,753      23,789     23,535      24,220
Provision for loan
 losses                 1,950      8,784       3,600      2,100       2,100
                   ---------- ----------  ---------- ----------  ----------
  Net interest
   income after
   provision for
   loan losses         22,243     14,969      20,189     21,435      22,120
Non-interest
 income                 7,176      9,056       5,217      5,795       9,883
Non-interest
 expense               20,721     24,382      22,669     21,791      21,269
                   ---------- ----------  ---------- ----------  ----------
Income (loss)
 before income tax
 expense                8,698       (357)      2,737      5,439      10,734
Income tax expense
 (tax equivalent)*      2,981        136         798      1,866       4,014
                   ---------- ----------  ---------- ----------  ----------
  Net income
   (loss)          $    5,717 $     (493) $    1,939 $    3,573  $    6,720
                   ========== ==========  ========== ==========  ==========

(1) Does not reflect allowance for loan losses of $28,245, $27,917, $29,385,
 $30,130, and $31,036.
* Tax exempt income assumed at a statutory 35% federal rate

                                     Three Months Ended
                 ----------------------------------------------------------
                  12/31/11    09/30/11    06/30/11    03/31/11    12/31/10
                 ----------  ----------  ----------  ----------  ----------
Performance
 Ratios
 (annualized)
Return on
 Average Assets        0.74%      -0.07%       0.27%       0.49%       0.90%
Return on
 Average Equity        5.26%      -0.45%       1.83%       3.45%       6.22%
Non-Interest
 Income to
 Average Assets        0.93%       1.21%       0.72%       0.80%       1.32%
Non-Interest
 Expense to
 Average Assets        2.68%       3.25%       3.12%       3.01%       2.85%
Operating
 Efficiency
 Adjusted (2)         67.80%      70.24%      70.99%      73.56%      70.59%
Analysis of Net
 Interest Income
Yield on Loans         5.13%       5.22%       5.41%       5.40%       5.47%
Yield on
 Investment
 Securities- Tax
 Equivalent            2.96%       2.81%       2.87%       2.91%       2.82%
Yield on Earning
 Assets- Tax
 Equivalent            4.26%       4.33%       4.50%       4.51%       4.54%
Cost of Deposits       0.23%       0.26%       0.29%       0.31%       0.32%
Cost of
 Borrowings            3.65%       3.69%       3.67%       3.58%       3.49%
Cost of Interest
 Bearing
 Liabilities           0.92%       0.98%       1.02%       1.06%       1.14%
Net Interest
 Rate Spread-
 Tax Equivalent
 Basis                 3.34%       3.35%       3.48%       3.45%       3.40%
Net Interest
 Margin- Tax
 Equivalent
 Basis                 3.54%       3.58%       3.70%       3.68%       3.66%
Capital
 Information
 Data
Tier 1 Leverage
 Ratio- Bank
 Only                  8.51%       8.14%       8.77%       9.10%       8.89%
Tier 1 Risk-
 Based Capital-
 Bank Only          247,433     241,196     246,291     251,338     247,503
Total Risk-Based
 Capital- Bank
 Only               273,843     265,307     271,483     276,303     272,071
Tangible Capital
 Consolidated
 (3)                272,515     265,644     263,209     256,551     255,552
Tangible Capital
 as a % of
 Tangible Assets
 Consolidated
 (3)                   9.34%       8.94%       9.37%       9.31%       9.20%
Shares
 Outstanding     37,883,008  37,864,008  38,005,866  38,072,942  38,198,686
Shares
 Repurchased
 during
 qrtr(open
 market)                  -     183,000      66,108     125,744      82,602
Basic weighted
 common shares
 outstanding     37,252,464  37,332,121  37,368,391  37,496,395  37,552,245
Diluted common
 shares
 outstanding     37,252,464  37,332,245  37,370,213  37,497,467  37,552,245
Basic (loss)
 earnings per
 common share    $     0.15  $    (0.01) $     0.05  $     0.10  $     0.18
Diluted (loss)
 earnings per
 common share          0.15       (0.01)       0.05        0.10        0.18
Dividends Paid
 per common
 share                 0.06        0.06        0.06        0.06        0.06
Book Value per
 common share         11.55       11.39       11.29       11.04       10.99
Tangible Book
 Value per
 common share
 (3)                   7.19        7.02        6.93        6.74        6.69
Asset Quality
 Measurements
Non-performing
 loans (NPLs):
 non-accrual     $   38,896  $   36,477  $   42,226  $   29,765  $   30,690
Non-performing
 loans (NPLs):
 still accruing       7,017       4,090       5,837       7,412       5,536
Other Real
 Estate Owned         5,625       5,391       5,184       5,351       3,585
Non-performing
 assets (NPAs)       51,538      45,958      53,247      42,528      39,811
Troubled Debt
 Restructures
 still accruing       8,543       8,736       7,447      21,954      17,581
Net Charge-offs       1,622      10,252       4,345       3,006       1,907
Net Charge-offs
 as % of average
 loans
 (annualized)          0.37%       2.41%       1.03%       0.71%       0.45%
NPLs as % of
 total loans           2.59%       2.38%       2.85%       2.21%       2.13%
NPAs as % of
 total assets          1.67%       1.46%       1.79%       1.46%       1.35%
Allowance for
 loan losses as
 % of NPLs               62%         69%         61%         81%         86%
Allowance for
 loan losses as
 % of total
 loans                 1.59%       1.64%       1.74%       1.79%       1.83%
Special mention
 loans               18,424      23,026      24,099      27,050      63,588
Substandard /
 doubtful loans      99,312      93,989     103,825     113,927     114,855

(2)  The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.  As in the case of net interest income, generally, net interest income as utilized in calculating the efficiency ratio is typically expressed on a tax-equivalent basis.
Moreover, most institutions, in calculating the the efficiency ratio, also adjust both noninterest expense and noninterest income to exclude from these items (as calculated under generally accepted accounting principles) certain component elements, such as non-recurring charges, other real estate expense and amortization of intangibles (deducted from non interest expense) and security transactions and other non-recurring items (excluded from non interest income).  We follow these practices.
(3)  Provident Bank provides supplemental reporting of Non-GAAP tangible equity ratios as management believes this information is useful to investors.
The following table shows the reconciliation of tangible equity and the tangible equity ratio:
                  12/31/11    09/30/11    06/30/11    03/31/11    12/31/10
                 ----------  ----------  ----------  ----------  ----------
Total Assets     $3,084,166  $3,137,402  $2,976,057  $2,919,291  $2,940,513
Goodwill and
 other
 amortizable
 intangibles       (165,167)   (165,490)   (165,828)   (163,718)   (164,090)
                 ----------  ----------  ----------  ----------  ----------
Tangible Assets  $2,918,999  $2,971,912  $2,810,229  $2,755,573  $2,776,423
                 ----------  ----------  ----------  ----------  ----------
Stockholders'
 equity             437,682     431,134     429,037     420,269     419,642
Goodwill and
 other
 amortizable
 intangibles       (165,167)   (165,490)   (165,828)   (163,718)   (164,090)
                 ----------  ----------  ----------  ----------  ----------
Tangible
 Stockholders'
 equity          $  272,515  $  265,644  $  263,209  $  256,551  $  255,552
                 ----------  ----------  ----------  ----------  ----------
Outstanding
 Shares          37,883,008  37,864,008  38,005,866  38,072,942  38,198,686
Tangible capital
 as a % of
 tangible assets
 (consolidated)        9.34%       8.94%       9.37%       9.31%       9.20%
Tangible book
 value per share $     7.19  $     7.02  $     6.93  $     6.74  $     6.69

PROVIDENT BANK CONTACT:
Stephen Masterson
EVP & Chief Financial Officer
Miranda Grimm
FVP & Controller
845.369.8040